JETBLUE ANNOUNCES FOURTH QUARTER 2018 RESULTS

NEW YORK (January 24, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter 2018:

•
Reported diluted earnings per share of $0.55 in the fourth quarter of 2018 compared to $2.03 in the fourth quarter of 2017. Adjusted diluted earnings per share was $0.50 in the fourth quarter of 2018 versus $0.32 in the fourth quarter of 2017.  Fourth quarter 2018 results benefited from solid non-fuel cost control and revenue performance through the quarter.  Note A to this earnings release includes the GAAP to Non-GAAP reconciliation between reported and adjusted diluted earnings per share.

•	GAAP pre-tax income of $200 million. Excluding the one-time costs, adjusted pre-tax income of $204 million(1), an increase of 19.9% from the fourth quarter of 2017.

•	Pre-tax margin of 10.2%, inclusive of the one-time costs. Adjusted pre-tax margin of 10.4%(1), a 0.7 point increase year over year.

Highlights from the Fourth Quarter 2018

•
Fourth quarter 2018 revenue per available seat mile (RASM) increased 2.4%, year over year, driven by strong close-in demand trends across the network. RASM for the quarter ended above the mid-point of our initial guidance range of 1.0% to 4.0% excluding a 0.3 point impact from strong completion factor during the quarter.

•
Operating expenses per available seat mile, excluding fuel (CASM ex-fuel) (1) declined 3.6%, below the low end of our initial guidance range of down (3.5%) to down (1.5%). This decline includes a small benefit of approximately 0.3 points from improved completion factor.

Key Guidance for the First Quarter and Full Year 2019:

•	Capacity is expected to increase between 7.5% and 9.5% year over year in the first quarter 2019. For the full year 2019, JetBlue expects capacity to increase between 5.0% and 7.0%.

•
RASM growth is expected to range between down (2.0%) and plus 1.0% for the first quarter 2019 compared to the same period in 2018. Our guidance includes two points of negative impact related to the calendar placement shift of Easter and Passover between the first and second quarters of 2019. In addition our guidance includes a net 0.75 point headwind related to a more active winter that impacted trough weeks during the first quarter of 2018.

•
CASM ex-fuel is expected to increase between 1.5% and 3.5% for the first quarter of 2019, principally driven by engine maintenance timing and the year-over-year impact of the pilot contract effective on August 1st, 2018. For the full year 2019, JetBlue continues to expect year over year CASM ex-fuel to be between flat and 2.0%.

For further details see the latest Investor Update and the Fourth Quarter 2018 Earnings Presentation available via the internet at http://investor.jetblue.com.

JetBlue will conduct a conference call to discuss its quarterly earnings today, January 24, 2019 at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com.

Executing our Plan to Reach our EPS Commitments

“I’d like to thank our 22,000 Crewmembers across our network for all their hard work throughout 2018. I’d also like to congratulate our Crewmembers for operating the airline at 100 percent completion from December 10 through January 11. This is an impressive achievement as we safely delivered our Customers to their destinations during one of the busiest times of the year,” said Robin Hayes, JetBlue’s Chief Executive Officer.

“During 2018 we continued to work on our plan to strengthen the foundation of JetBlue and position the company to thrive. In bringing this very busy year to a close, I could not be prouder of our accomplishments. 2018 was a year of significant fuel volatility, and our team has remained relentlessly focused on executing our plan laid out in Investor Day. We are pleased with the progress we’ve made to-date on our building blocks. We are mindful of the external environment, but remain focused on executing on the initiatives we control, which we believe will create value and drive returns for our Owners.”

“We expect 2019 will be a stepping stone year to deliver on our 2020 goals, and to further improvements beyond 2020. We expect to see margin expansion resulting from our network reallocation, ancillary revenue initiatives, improvements to our fleet and our progress in better controlling our costs. We remain confident in our ability to execute on our building blocks and achieve our $2.50 to $3.00 EPS target in 2020,” said Joanna Geraghty, JetBlue’s President and Chief Operating Officer.

Revenue Performance and Outlook

Fourth quarter RASM increased 2.4%. Excluding the 0.3 point headwind from improved completion factor, RASM was above the mid-point of our original guidance range 1.0% to 4.0%. During the quarter we saw strong close-in demand across the network, with strong peaks and continued improvement in trough periods,” said Marty St. George, JetBlue’s EVP Commercial and Planning.

“We are broadly seeing fourth quarter demand trends carry into the first quarter. Our “clean” RASM is expected to fall between 0.75 and 3.75 percent during the first quarter, which adds back the impact of the calendar shift and weather to our guidance.”

Cost Performance, Outlook and Balance Sheet

Fourth quarter CASM ex-fuel declined 3.6%, below the low end of the updated guidance of down (3.5%) to down (1.5%), driven by execution of our Structural Cost Program. “I am delighted to say we exceeded our plan, and reported underlying CASM ex-fuel growth below the mid-point of our full year guidance, despite the added pressure from lower capacity in three of four quarters,” said Steve Priest, JetBlue’s EVP Chief Financial Officer.

“Excluding the 2018 impact from our pilot deal of 1.3 points, we achieved a small decline in underlying CASM ex-fuel for the year. This is an important accomplishment in improving our cost control as we have now achieved $199 million dollars in 2020 run rate savings from our $250 to 300 million dollar Structural Cost Program, and we are on track to execute on our cost commitments through 2020.

Looking into the first quarter, similar to our progression in 2018, we expect the quarter over quarter variations during 2019 to also include scheduled engine maintenance events that may shift between quarters as we remain on a time and material basis for our Airbus engines. For 2019 we continue to expect our ex-fuel unit costs growth to range between 0 and 2 percent. We anticipate CASM ex-fuel growth to be higher in the first half of this year, largely as a result of the pilot contract effective on August 1 of 2018. In the second half of 2019 we expect to see further benefits from the ramp of the Structural Cost Program and the greater impact of our A320 fleet restyling efforts.”

Capital Allocation and Liquidity

JetBlue ended the quarter with approximately $887 million in unrestricted cash and cash equivalents, and short term investments, or about 11.6% of trailing twelve month revenue. In addition, JetBlue maintains approximately $625 million in undrawn lines of credit.

JetBlue repaid $44 million in regularly scheduled debt and capital lease obligations for the fourth quarter and $222 million for the full year 2018, and raised $147 million in net proceeds in secured aircraft debt for the fourth quarter. JetBlue anticipates maintaining a 30-40% adjusted debt to cap range and liquidity between 10% and 12%.

Fuel Expense and Hedging

The realized fuel price in the quarter was $2.24 per gallon, a 18.5% increase versus fourth quarter 2017 realized fuel price of $1.89.

JetBlue entered into forward fuel derivative contracts to hedge approximately 7% of its fuel consumption for the first half of 2019. Based on the fuel curve as of January 11th, JetBlue expects an average price per gallon of fuel of $2.01 in the first quarter of 2019.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale - Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit www.jetblue.com.
Notes

(1)
Consolidated operating cost per available seat mile, excluding fuel and related taxes, and operating expenses related to other non-airline businesses (CASM Ex-Fuel) is a non-GAAP financial measure that we use to measure our core performance. Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; our significant fixed obligations and substantial indebtedness; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; the spread of infectious diseases; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include, in addition to others not described in this press release, those described in Item 1A of our 2017 Form 10-K under "Risks Related to JetBlue" and "Risks Associated with the Airline Industry". In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2018	2017(1)	Change		2018	2017(1)	Change
OPERATING REVENUES
Passenger	$1,891	$1,686	12.1		$7,381	$6,761	9.2
Other	77	72	8.8		277	251	10.5
Total operating revenues	1,968	1,758	12.0		7,658	7,012	9.2

OPERATING EXPENSES
Aircraft fuel and related taxes	476	368	29.4		1,899	1,363	39.4
Salaries, wages and benefits	543	490	10.9		2,044	1,887	8.3
Landing fees and other rents	97	96	0.7		420	397	5.8
Depreciation and amortization	129	119	8.2		491	446	9.9
Aircraft rent	28	25	11.7		103	100	2.6
Sales and marketing	79	73	8.8		294	271	8.4
Maintenance, materials and repairs	128	155	(17.6)		625	622	0.5
Other operating expenses	263	242	8.4		1,059	933	13.5
Special items	4	—	—		435	—	—
Total operating expenses	1,747	1,568	11.4		7,370	6,019	22.4

OPERATING INCOME	221	190	16.5		288	993	(71.0)

Operating margin	11.2%	10.8%	0.4	pts.	3.8%	14.2%	(10.4)	pts.

OTHER INCOME (EXPENSE)
Interest expense	(26)	(22)	12.9		(92)	(95)	(2.3)
Capitalized interest	3	2	7.3		10	10	(1.9)
Interest income and other	2	1	107.2		13	6	127.5
Total other income (expense)	(21)	(19)	9.2		(69)	(79)	(11.5)

INCOME BEFORE INCOME TAXES	200	171	17.3		219	914	(76.1)

Pre-tax margin	10.2%	9.7%	0.5	pts.	2.9%	13.0%	(10.1)	pts.

Income tax expense (benefit)	31	(483)	(106.4)		31	(211)	(114.4)

NET INCOME	$169	$654	(74.1)		$188	$1,125	(83.3)

EARNINGS PER COMMON SHARE:
Basic	$0.55	$2.04			$0.60	$3.42
Diluted	$0.55	$2.03			$0.60	$3.41

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	306.1	321.6			312.9	328.7
Diluted	307.8	323.2			314.5	330.4

(1) Prior period results have been recast to reflect the adoption of ASC 606 Revenue from Contracts with Customers.

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2018	2017	Change		2018	2017	Change
Revenue passengers (thousands)	10,296	9,787	5.2		42,150	40,038	5.3
Revenue passenger miles (millions)	12,519	11,527	8.6		50,790	47,240	7.5
Available seat miles (ASMs) (millions)	15,168	13,876	9.3		59,881	56,007	6.9
Load factor	82.5%	83.1%	(0.6)	pts.	84.8%	84.3%	0.5	pts.
Aircraft utilization (hours per day)	11.5	11.2	2.7		11.8	11.7	0.9

Average fare(2)	$183.62	$172.33	6.6		$175.11	$168.88	3.7
Yield per passenger mile (cents)(2)	15.10	14.63	3.2		14.53	14.31	1.5
Passenger revenue per ASM (cents)(2)	12.46	12.15	2.5		12.33	12.07	2.1
Revenue per ASM (cents)(2)	12.98	12.67	2.4		12.79	12.52	2.1
Operating expense per ASM (cents)(2)	11.52	11.30	1.9		12.31	10.75	14.5
Operating expense per ASM, excluding fuel (cents)(1)(2)	8.27	8.58	(3.6)		8.34	8.25	1.1

Departures	91,766	87,701	4.6		366,619	353,681	3.7
Average stage length (miles)	1,105	1,071	3.2		1,096	1,072	2.2
Average number of operating aircraft during period	250.2	239.0	4.7		246.8	233.5	5.7
Average fuel cost per gallon, including fuel taxes	$2.24	$1.89	18.5		$2.24	$1.72	30.2
Fuel gallons consumed (millions)	212	194	9.2		849	792	7.2
Average number of full-time equivalent crewmembers					17,766	17,118	3.8

(1) Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel (CASM Ex-Fuel) at the end of our Earnings Release for more information on this non-GAAP measure. CASM Ex-Fuel excludes fuel and related taxes, special items, and operating expenses related to other non-airline businesses.

(2) Recast to reflect the adoption of ASC 606 Revenue from Contracts with Customers.

JETBLUE AIRWAYS CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	December 31,	December 31,
	2018	2017
	(unaudited)

Cash and cash equivalents	$474	$303
Total investment securities	416	392
Total assets	10,426	9,781
Total debt	1,670	1,199
Stockholders' equity(1)	4,611	4,732

(1) Prior period results have been recast to reflect the adoption of ASC 606 Revenue from Contracts with Customers.

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these non-GAAP measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not a substitute for, our results prepared in accordance with GAAP. We believe certain charges included in our operating expenses on a GAAP basis make it difficult to compare our current period results to prior periods as well as future periods and guidance. The tables below show a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Consolidated operating cost per available seat mile, excluding fuel and related taxes, certain non-airline operating expenses, and special items (“CASM Ex-Fuel”). CASM is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline business, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating cost per available seat mile to determine CASM Ex-Fuel. During the periods presented below, special items include the impairment and one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the ratification of our pilots' collective bargaining agreement. We believe CASM Ex-Fuel provides investors the ability to measure financial performance excluding items beyond our control such as fuel costs, which are subject to many economic and political factors beyond our control or not related to the generation of an available seat mile, such as operating expenses related to other non-airline businesses. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2018		2017		2018		2017
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses(1)	$1,747	$11.52	$1,568	$11.30	$7,370	$12.31	$6,019	$10.75
Less:
Aircraft fuel and related taxes	476	3.14	368	2.65	1,899	3.17	1,363	2.43
Other non-airline expenses	12	0.08	8	0.07	44	0.07	35	0.07
Special items	4	0.03	—	—	435	0.73	—	—
Operating expenses, excluding fuel	$1,255	$8.27	$1,192	$8.58	$4,992	$8.34	$4,621	$8.25

(1) Prior period results recast to reflect the adoption of ASC 606 Revenue from Contracts with Customers.

Reconciliation of Operating Expense, Income before Taxes, Net Income and Earnings per Share, excluding Tax Reform Impact and Special Items

Our GAAP results in the applicable periods include the impacts of the 2017 tax reform and certain charges that are deemed special items which we believe make our results difficult to compare to period periods as well as future periods and guidance. During the periods presented below, special items include the impairment and one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the ratification of our pilots' collective bargaining agreement. We believe the impacts of the 2017 tax reform and special items distort our overall trends and that our metrics and results are enhanced with the presentation of our results excluding the impact of these items. The table below provide a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impact of the 2017 tax reform and special items.

NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING EXPENSE, INCOME BEFORE TAXES, NET INCOME AND EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS AND IMPACT OF TAX REFORM
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Total operating expenses	1,747	$1,568	7,370	$6,019
Less: Special items	4	—	435	—
Total operating expense excluding special items	$1,743	$1,568	$6,935	$6,019

Operating income	$221	$190	$288	$993
Add back: Special items	4	—	435	—
Operating income excluding special items	$225	$190	$723	$993

Income before income taxes	$200	$171	$219	$914
Add back: Special items	4	—	435	—
Income before income taxes excluding special items	$204	$171	$654	$914

Income before income taxes excluding special items	$204	$171	$654	$914
Less: Income tax expense (benefit)	31	(483)	31	(211)
Less: Income tax related to special items	1	—	108	—
Less: Tax reform impact	$17	$551	$28	$551
Net Income excluding special items	$155	$103	$487	$574

Earnings Per Common Share:
Basic	$0.55	$2.04	$0.60	$3.42
Add back: Special items, net of tax	0.01	—	1.05	—
Add back: Tax reform impact	$(0.06)	$(1.72)	$(0.09)	$(1.67)
Basic excluding special items	$0.50	$0.32	$1.56	$1.75

Diluted	$0.55	$2.03	$0.60	$3.41
Add back: Special items, net of tax	0.01	—	1.04	—
Add back: Tax reform impact	$(0.06)	$(1.71)	$(0.09)	$(1.67)
Diluted excluding special items and tax reform impact	$0.50	$0.32	$1.55	$1.74

Return On Invested Capital (“ROIC”). ROIC is a non-GAAP financial measure we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations' use of invested capital to generate profits. We use ROIC to track how much value we are creating for our shareholders as it represents an important financial metric we believe provides meaningful information as to how well we generate returns relative to the capital invested in our business.

NON-GAAP FINANCIAL MEASURE

Reconciliation of Return on Invested Capital (Non-GAAP)

(in millions)
(unaudited)
	Twelve Months Ended
	December 31,
	2018	2017(c)
Numerator
Operating Income	$288	$993
Add: Interest income and other	13	6
Add: Interest component of capitalized aircraft rent (a)	54	53
Add: Special items (d)	435	—
Subtotal	790	1,052
Less: Income tax expense impact	200	394
Operating Income After Tax, Adjusted	590	658

Denominator
Average Stockholders' equity	$4,671	$4,333
Average total debt	1,435	1,291
Capitalized aircraft rent (a)	720	702
Invested Capital	6,826	6,326

Return on Invested Capital	8.6%	10.4%

(a) Capitalized Aircraft Rent
Aircraft rent, as reported	103	100
Capitalized aircraft rent (7* aircraft rent) (b)	720	702
Interest component of capitalized aircraft rent (Imputed interest at 7.5%)	54	53

(b)
In determining the Invested Capital component of ROIC we include a non-GAAP adjustment for aircraft operating leases, as operating lease obligations are not reflected on our balance sheets but do represent a significant financing obligation. In making the adjustment we used a multiple of seven times our aircraft rent as this is the multiple which is routinely used with in the airline community to represent the financing component of aircraft operating lease obligations.

(c)	Prior period results have been recast to reflect the adoption of ASC 606 Revenue from Contracts with Customers.

(d)
During the periods presented above, special items include the impairment and one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the ratification of our pilots' collective bargaining agreement.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com